Exhibit 99.1

Frontier Oilfield Services, Inc. Acquires Saltwater Disposal System

Dallas, Texas	21 January 2013

Frontier Oilfield Services, Inc (OTCQB : FOSI) announces its execution of an Asset Purchase Agreement to acquire all of the assets and business operations of L & R Tank Trucks, Inc and Stark and Stark Equipment, Inc of Bowie, Texas for the sum of $ 10,300,000.00 subject to certain adjustments, at the time of closing, of L & R and Stark’s indebtedness, seller’s expenses and EBITDA adjustments.

Tim P Burroughs, President of Frontier Oilfield Services, Inc stated, “The acquisition of L & R Tank Trucks and Stark and Stark Equipment expands Frontier’s presence in the liquids rich Northern Barnett Shale, complements our recent acquisition of Coffman Tank Trucks located in Chico, Texas and increases our strategic relationships with other major E & P companies.”

Burroughs further added, “Frontier continues to seek out and explore commercial salt water recovery and disposal opportunities for expansion in both the Permian Basin in West Texas and the fast developing Eagle Ford formation in South Texas”.

ABOUT L & R TANK TRUCKS

L & R Tank Trucks, founded in 1989, provides completion and production water solutions for E&P companies. The company is headquartered in Bowie, Texas and operates in the liquids-rich Northern Barnett Shale performing vacuum and pump truck services, commercial disposal services and frac tank rental on a 24/7 basis.

L&R owns and operates four commercial saltwater disposal wells and an approved permit for a fifth well. They primarily dispose of water that L&R hauls from well sites, although the company does allow 3rd parties to dispose in its wells for a fee. The company completed a new commercial disposal well in the fall of 2011 that is permitted for 20,000 barrels a day. L&R has an agreement in place with its largest customer to pipe water from their well sites to the disposal well. The company currently operates 12 tractors, 12 trailers, 3 bobtails, 1 pump truck and 10 frac tanks.

ABOUT FRONTIER OILFIELD SERVICES, INC

Frontier Oilfield Services, Inc.’s primary business focus is on wastewater recovery and disposal which was selected due to the recurring nature of the revenues, the relatively high margins and the strong barriers to entry by potential competitors because of the limited supply of state permitted commercial disposal wells. In addition, as a result of breakthroughs in recent extraction technology, exploration &

production companies are faced with the increasing burden of the disposal of higher volumes of produced fluids and saltwater. Frontier’s acquisition strategy in this highly fragmented, decentralized and essential sector of the energy services market, positions Frontier for potentially rapid expansion and substantial growth in the future. Frontier currently has two additional wholly owned subsidiaries, Trinity Disposal and Trucking, LLC in Waskom, Texas and Coffman Tank Trucks, LLC of Chico, Texas.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; difficulty in managing operations of acquired businesses; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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(For more information contact Dick O’Donnell , EVP at Frontier Oilfield Services, Inc (972) 243-2610)